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                                   Exhibit #1

VENTURI FILES FOR VOLUNTARY CHAPTER 11 PROTECTION IN MOVE TO RESOLVE LITIGATION AND RESTRUCTURE DEBT

DENVER, Feb. 12 /PRNewswire/ -- Venturi Technologies, Inc. (OTC Bulletin
Board: VTIX) announced that it had filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code on February 12th, 2001 in Houston Texas. The Company had attempted to raise additional equity capital without success over the last several months and concluded that it could not continue operations outside of the protection of the bankruptcy laws.

Michael Dougherty, President and CEO of Venturi stated that the Company had obtained a commitment for $2,000,000 in debtor in possession financing from several of its principal shareholders and creditors subject to approval of the Bankruptcy Court. This loan, if approved, should enable the Company to continue normal operations while it prepares a plan of reorganization.

The company also stated that it had reached a tentative agreement with the principal lessor of most of Venturi's operating equipment for a restructuring of the lease terms. The agreement is subject to the satisfaction of various conditions as well as to the approval of the Court.

Venturi stated that the reorganization process should facilitate its efforts to raise additional equity capital and enable the Company to continue as a going concern after reorganization. It is expected that the reorganization plan will substantially reduce, if not eliminate, the existing equity interests in the Company.

Venturi Technologies Inc. provides carpet, upholstery, floor and duct cleaning services using the company's patented VenturiClean(TM) System, the most significant advancement in the industry in recent history.

This press release contains "forward-looking statements"(as defined under securities law). The company's actual results may differ materially and adversely from those discussed in this press release. Factors that may cause such a difference include, without limitation, risks associated with acquisitions, such as difficulties integrating operations, loss of customer accounts, inability to retain employees, decline in growth rate, challenges or costs involved in combining services, litigation and other matters.

SOURCE: VENTURI TECHNOLOGIES, INC.